EMPLOYMENT AGREEMENT

          AGREEMENT made as of the 20th day of June, 2007, by and among Cedar Shopping Centers, Inc., a Maryland corporation (the "Corporation"), Cedar Shopping Centers Partnership, L.P., a Delaware limited partnership (the "Partnership"), and Lawrence E. Kreider, Jr. (the "Executive").

            1. Position and Responsibilities.

             1.1 The Executive shall serve in an executive capacity as Chief Financial Officer of both the Corporation and the Partnership with duties consistent therewith and shall perform such other functions and undertake such other responsibilities as are customarily associated with such capacity, including without limitation, the functions listed on Schedule A attached hereto. The Executive shall report directly to the Chief Executive Officer of the Corporation. The Executive shall also hold such directorships and officerships in the Corporation, the Partnership and any of their subsidiaries to which, from time to time, the Executive may be elected or appointed during the term of this Agreement.

             1.2 The Executive shall devote Executive's full business time and skill to the business and affairs of the Corporation and the Partnership and to the promotion of their interests.

            2. Term of Employment.

             2.1 The term of employment shall be four years, commencing with the date hereof, unless sooner terminated as provided in this Agreement; provided, however, that not less than 60 days prior to June 30, 2008 (the "Early Termination Date"), the Corporation may elect to terminate the term of employment effective as of the Early Termination Date and if the employment is so terminated then the Executive will not be entitled to receive any of the payments or benefits specified in Section 4.1(i) hereof unless the Executive terminates the employment before the Early Termination Date as a result of a Change in Control (as defined herein); provided, further, however, that if the Executive's employment is terminated on or prior to the Early Termination Date by the Corporation other than for Cause or by the Executive for Good Reason, then the Corporation shall pay to the Executive as severance pay, within five days after termination, a lump sum payment equal to 125% of the sum of the Executive's annual salary and annual bonus and 50% of any restricted shares of common stock of the Corporation issued to the Executive pursuant to Section 3.1 shall immediately vest on such termination, with the remaining 50% balance to terminate effective immediately on termination of employment.

             2.2 Notwithstanding the provisions of Section 2.1 hereof, each of the Corporation and the Partnership shall have the right, on written notice to the Executive, to terminate the Executive's employment for Cause (as defined in Section 2.3), such termination to be effective as of the date on which notice is given or as of such later date otherwise specified in the notice and, upon such termination of employment for Cause, Executive shall not be entitled to receive any additional compensation hereunder. The Executive shall have the right, on written notice to the Corporation and the Partnership, to terminate the Executive's employment for Good Reason (as defined in Section 2.4), such termination to be effective as of the date on which notice is given or as of such later date otherwise specified in the notice; provided, however, the Executive's right to terminate Executive's employment shall lapse 60 days after the occurrence of any of the events specified in clauses (iii) or (iv) of the definition of Good Reason.

             2.3 For purposes of this Agreement, the term "Cause" shall mean any of the following actions by the Executive: (a) failure to comply with any of the material terms of this Agreement, which shall not be cured within 10 days after written notice, or if the same is not of a nature that it can be completely cured within such 10 day period, if Executive shall have failed to commence to cure the same within such 10 day period and shall have failed to pursue the cure of the same diligently thereafter; (b) engagement in gross misconduct injurious to the business or reputation of the Corporation or the Partnership; (c) knowing and willful neglect or refusal to attend to the material duties assigned to the Executive by the Board of Directors of the Corporation, which shall not be cured within 10 days after written notice; (d) intentional misappropriation of property of the Corporation or the Partnership to the Executive's own use; (e) the commission by the Executive of an act of fraud or embezzlement; (f) Executive's conviction for a felony; (g) Executive's engaging in any activity which is prohibited pursuant to Section 5 of this Agreement, which shall not be cured within 10 days after written notice.

             2.4 For purposes of this Agreement, the term "Good Reason" shall mean any of the following: (i) a material breach of this Agreement by the Corporation or the Partnership which shall not be cured within 10 days after written notice; (ii) a material reduction in the Executive's duties or responsibilities; (iii) the relocation of the Executive's office or the Corporation's or Partnership's executive offices to a location more than 30 miles from New York City; or (iv) a "Change in Control", as defined below. As used herein, a "Change in Control" shall be deemed to occur if: (i) there shall be consummated (x) any consolidation or merger of the Corporation or the Partnership in which the Corporation or the Partnership is not the continuing or surviving corporation or pursuant to which the stock of the Corporation or the units of the Partnership would be converted into cash, securities or other property, other than a merger or consolidation of the Corporation or Partnership in which the holders of the Corporation's stock immediately prior to the merger or consolidation hold more than fifty percent (50%) of the stock or other forms of equity of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all, or substantially all, the assets of the Corporation or the Partnership; (ii) the Board approves any plan or proposal for liquidation or dissolution of the Corporation or the Partnership; or (iii) any person acquires more than 29% of the issued and outstanding common stock of the Corporation.

            3. Compensation.

             3.1 The Partnership shall pay to the Executive for the services to be rendered by the Executive hereunder to the Corporation and the Partnership a base salary at the rate of $350,000 per annum. Upon Executive's commencement of employment, (a) the Partnership shall pay to the Executive the amount of $150,000 in cash and (b) the Corporation shall make an award to the Executive of 20,000 shares of restricted stock of the Corporation which will cliff-vest on the third anniversary of the date of this Agreement if the Executive remains employed by the Corporation at that date, except as such vesting may otherwise be accelerated pursuant to Sections 2.1 or 4.1(iii) hereof. The base salary shall be payable in accordance with the Corporation's or Partnership's normal payroll practices, but not less frequently than twice a month. Such base salary will be reviewed at least annually and may be increased (but not decreased) by the Board of Directors of the Corporation in its sole discretion. The Executive shall participate in the Corporation's annual bonus plan for senior executive officers. The payment of any bonus is within the discretion of the Board of Directors of the Corporation, based on recommendations of the Compensation Committee. For calendar year 2007, the Executive's bonus would be targeted at an annualized amount of $275,000, payable in a combination of cash and restricted stock issued under the Corporation's stock incentive plan; provided, however, that if the bonus target is not met, then the bonus will be adjusted in the same way as the bonus of other executive officers of the Corporation is adjusted. The amount of the bonus will be guaranteed for one year from the date hereof, based on the pro-rata portion of the 2007 year and the pro rata portion of the 2008 year ending on the first anniversary of the date of this Agreement. The Executive will also be entitled to participate in the Corporation's long-term incentive compensation plan pursuant to which he will be granted annual long-term restricted stock grants as determined by the Board of Directors based on the recommendations of the Compensation Committee, which the Corporation projects will be in the initial amount of $275,000 for the first year, subject to normal vesting and performance requirements established by the Board of Directors. The amount of the long-term incentive compensation award will be guaranteed for one year from the date hereof, based on the pro-rata portion of the 2007 year and the pro-rata portion of the 2008 year ending on the first anniversary of the date of this Agreement.

             3.2 The Executive shall be entitled to participate in, and receive benefits from, on the basis comparable to other senior executives, any insurance, medical, disability, or other employee benefit plan of the Corporation, the Partnership or any of their subsidiaries which may be in effect at any time during the course of Executive's employment by the Corporation and the Partnership and which shall be generally available to senior executives of the Corporation, the Partnership or any of their subsidiaries.

             3.3 The Partnership agrees to reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive on behalf of the Corporation or the Partnership in the course of Executive's duties hereunder upon the presentation by the Executive of appropriate vouchers therefor, including a cell phone, portable computer, continuing legal education, professional licenses and organizations and conferences such as ICSC and NAREIT.

             3.4 The Executive shall be entitled each year of this Agreement to paid vacation in accordance with the Corporation's or Partnership's policies but not less than three weeks plus personal and floating holidays (and a ratable number of sick days), which if not taken during such year will be forfeited (unless management requests postponement).

             3.5 In recognition of Executive's need for an automobile for business purposes, the Corporation or the Partnership will reimburse the Executive for Executive's lease payments or financing for an automobile in an amount not to exceed $475.00 a month. In addition, the Executive shall be reimbursed for all costs of the automobile, such as maintenance and gasoline, incurred in connection with the Corporation's business in the same manner as other senior employees of the Corporation.

             3.6 If, during the period of employment hereunder, because of illness or other incapacity, the Executive shall fail for a period of 90 consecutive days, or for shorter periods aggregating more than six months during the term of this Agreement, to render the services contemplated hereunder, then the Corporation or the Partnership, at either of their options, may terminate the term of employment hereunder by notice from the Corporation or the Partnership, as the case may be, to the Executive, effective on the giving of such notice. During any period of disability of Executive during the term hereof, the Corporation shall continue to pay to Executive the salary and bonus to which the Executive is entitled pursuant to Section 3.1 hereof.

             3.7 In the event of the death of the Executive during the term hereof, the employment hereunder shall terminate on the date of death of the Executive.

             3.8 Each of the Corporation and the Partnership shall have the right to obtain for their respective benefits an appropriate life insurance policy on the life of the Executive, naming the Corporation or the Partnership as the beneficiary. If requested by the Corporation or the Partnership, the Executive agrees to cooperate with the Corporation or the Partnership, as the case may be, in obtaining such policy.

             3.9 The Executive will be reimbursed for all reasonable costs of travel, lodging (including hotel), rental cars and other costs and expenses reasonably incurred by the Executive and his family for meetings, visits to the Corporation's offices and properties, searches for a house in New York or otherwise incurred in connection with Executive's employment with the Corporation and relocation to New York. The Corporation intends to make available to the Executive for a period not to exceed three months after commencement of employment the apartment used by Thomas J. O'Keeffe in Port Washington, New York. The Corporation will also reimburse the Executive for all moving expenses reasonably incurred by the Executive and his family in connection with his relocation to New York. These amounts will be paid upon the presentation by the Executive of appropriate vouchers therefor.

            4. Severance Compensation Upon Termination of Employment.

             4.1 Except as otherwise provided in Section 2.1 hereof, if the Executive's employment with the Corporation or the Partnership shall be terminated (a) by the Corporation or Partnership other than for Cause or pursuant to Sections 3.6 or 3.7, or (b) by the Executive for Good Reason, then the Corporation and the Partnership shall:

          (i) pay to the Executive as severance pay, within five days after termination, a lump sum payment equal to 250% of the sum of the Executive's annual salary at the rate applicable on the date of termination and the average of the Executive's annual bonus for the preceding two full fiscal years; provided, however, that the average of the Executive's annual bonus for (x) the first year of this Agreement shall be the Executive's annual salary and (y) during the second year of this Agreement shall be the actual bonus for the first year;

          (ii) arrange to provide Executive, for a 12 month period (or such shorter period as Executive may elect), with disability, accident and health insurance substantially similar to those insurance benefits which Executive is receiving immediately prior to the earlier of a Change in Control, if any, or the date of termination to the extent obtainable upon reasonable terms; provided, however, if it is not so obtainable the Corporation shall pay to the Executive in cash the annual amount paid by the Corporation or the Partnership for such benefits during the previous year of the Executive's employment. Benefits otherwise receivable by Executive pursuant to this Section 4.1(ii) shall be reduced to the extent comparable benefits are actually received by the Executive during such 12 month period following his termination (or such shorter period elected by the Executive), and any such benefits actually received by Executive shall be reported by the Executive to the Corporation; and

          (iii) any options granted to Executive to acquire common stock of the Corporation, any restricted shares of common stock of the Corporation issued to the Executive and any other awards granted to the Executive under any employee benefit plan that have not vested shall immediately vest on such termination.

           4.2 (a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor, except to the extent provided in Section 4.1 above, shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer or by insurance benefits after the date of termination, or otherwise.

          (b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan of the Corporation or Partnership, or other contract, plan or arrangement.

          5. Other Activities During Employment.

           5.1 The Executive shall not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise. Subject to compliance with the provisions of this Agreement, the Executive may engage in reasonable activities with respect to personal investments of the Executive.

           5.2 During the term of this Agreement, without the prior approval of the Board of Directors, neither the Executive nor any entity in which he may be interested as a partner, trustee, director, officer, employee, shareholder, option holder, lender of money or guarantor, shall be engaged directly or indirectly in any real estate development, leasing, marketing or management activities other than through the Corporation and the Partnership, except for activities existing on the date of this Agreement which have been disclosed to the Corporation; provided, however, that the foregoing shall not be deemed to (a) prohibit the Executive from being on the Board of Directors of another entity, (b) prevent the Executive from investing in securities if such class of securities in which the investment is so made is listed on a national securities exchange or is issued by a company registered under Section 12(g) of the Securities Exchange Act of 1934, so long as such investment holdings do not, in the aggregate, constitute more than 1% of the voting stock of any company's securities or (c) prohibit passive investments, subject to any limitations contained in subparagraph (b) above.

           5.3 The Executive shall not at any time during this Agreement or after the termination hereof directly or indirectly divulge, furnish, use, publish or make accessible to any person or entity any Confidential Information (as hereinafter defined), except pursuant to subpoena, court order or applicable law. Any records of Confidential Information prepared by the Executive or which come into Executive's possession during this Agreement are and remain the property of the Corporation or the Partnership, as the case may be, and upon termination of Executive's employment all such records and copies thereof shall be either left with or returned to the Corporation or the Partnership, as the case may be.

           5.4 The term "Confidential Information" shall mean information disclosed to the Executive or known, learned, created or observed by Executive as a consequence of or through employment by the Corporation and the Partnership, not generally known in the relevant trade or industry, about the Corporation's or the Partnership's business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, copy, leasing, other printed matter, artwork, photographs, reproductions, layout, finances, accounting, methods, processes, business plans, contractors, lessee and supplier lists and records, potential lessee and supplier lists, and contractor, lessee or supplier billing.

          6. Post-Employment Activities.

           6.1 During the term of employment hereunder, and for a period of one year after termination of employment, regardless of the reason for such termination other than by the Corporation or Partnership without Cause or by the Executive for Good Reason, the Executive shall not directly or indirectly become employed by, act as a consultant to, or otherwise render any services to any person, corporation, partnership or other entity which is engaged in, or about to become engaged in, the retail shopping center business or any other business which is competitive with the business of the Corporation, the Partnership or any of their subsidiaries nor shall Executive use Executive's talents to make any such business competitive with the business of the Corporation, the Partnership or any of their subsidiaries. For the purpose of this Section, a retail shopping center business or other business shall be deemed to be competitive if it involves the ownership, operation, leasing or management of any retail shopping centers which draw from the same related trade area, which is deemed to be within a radius of 10 miles from the location of (a) any then existing shopping centers of the Corporation, the Partnership or any of their subsidiaries or (b) any proposed centers for which the site is owned or under contract, is under construction or is actively being negotiated. The Executive shall be deemed to be directly or indirectly engaged in a business if Executive participates therein as a director, officer, stockholder, employee, agent, consultant, manager, salesman, partner or individual proprietor, or as an investor who has made advances or loans, contributions to capital or expenditures for the purchase of stock, or in any capacity or manner whatsoever; provided, however, that the foregoing shall not be deemed to prevent the Executive from investing in securities if such class of securities in which the investment is so made is listed on a national securities exchange or is issued by a company registered under Section 12(g) of the Securities Exchange Act of 1934, so long as such investment holdings do not, in the aggregate, constitute more than 1% of the voting stock of any company's securities.

           6.2 The Executive acknowledges that Executive has been employed for Executive's special talents and that Executive's leaving the employ of the Corporation and the Partnership would seriously hamper the business of the Corporation and the Partnership. The Executive agrees that the Corporation and the Partnership shall each be entitled to injunctive relief, in addition to all remedies permitted by law, to enforce the provisions of Sections 5 and 6 hereof. The Executive further acknowledges that Executive's training, experience and technical skills are of such breadth that they can be employed to advantage in other areas which are not competitive with the present business of the Corporation and the Partnership and consequently the foregoing obligation will not unreasonably impair Executive's ability to engage in business activity after the termination of Executive's present employment.

           6.3 The Executive will not, during the period of one year after termination of employment, regardless of the reason for such termination, hire or offer to hire or entice away or in any other manner persuade or attempt to persuade, either in Executive's individual capacity or as agent for another, any of the Corporation's, the Partnership's or any of their subsidiaries' officers, employees or agents to discontinue their relationship with the Corporation, the Partnership or any of their subsidiaries nor divert or attempt to divert from the Corporation, the Partnership or any of their subsidiaries any business whatsoever by influencing or attempting to influence any contractor, lessee or supplier of the Corporation, the Partnership or any of their subsidiaries.

          7. Assignment. This Agreement shall inure to the benefit of and be binding upon the Corporation, the Partnership and their successors and assigns, and upon the Executive and Executive's heirs, executors, administrators and legal representatives. The Corporation and the Partnership will require any successor or assign to all or substantially all of their business or assets to assume and perform this Agreement in the same manner and to the same extent that the Corporation and the Partnership would be required to perform if no such succession or assignment had taken place. This Agreement shall not be assignable by the Executive.

          8. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as provided in Section 7 hereof.

          9. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

          10. Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

          11. Notices. All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when mailed by registered or certified mail, addressed to the address below stated of the party to which notice is given, or to such changed address as such party may have fixed by notice:

To the Corporation or the Partnership:	Cedar Shopping Centers, Inc. 44 South Bayles Avenue Port Washington, NY 11050 Attn: President

To the Executive:	Lawrence E. Kreider, Jr. c/o Cedar Shopping Centers, Inc. 44 South Bayles Avenue Port Washington, NY 11050

provided, however, that any notice of change of address shall be effective only upon receipt.

            12. Waivers. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

            13. Complete Agreement; Amendments. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, cancelled or discharged except by written instrument executed by both parties hereto.

            14. Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.

            15. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the same counterpart.

            16. Arbitration. Mindful of the high cost of litigation, not only in dollars but time and energy as well, the parties intend to and do hereby establish a quick, final and binding out-of-court dispute resolution procedure to be followed in the unlikely event any controversy should arise out of or concerning the performance of this Agreement. Accordingly, the parties do hereby covenant and agree that any controversy, dispute or claim of whatever nature arising out of, in connection with or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort or statute, shall be settled, at the request of any party to this Agreement, through arbitration by a dispute resolution process administered by JAMS or any other mutually agreed upon arbitration firm involving final and binding arbitration conducted at a location determined by the arbitrator in New York City administered by and in accordance with the then existing rules of practice and procedure of such arbitration firm and judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof; provided, however, that the Corporation and the Partnership shall be entitled to seek judicial relief to enforce the provisions of Sections 5 and 6 of this Agreement.

            17. Indemnification. During this Agreement and thereafter, the Corporation and the Partnership shall indemnify the Executive to the fullest extent permitted by law against any judgments, fine, amounts paid in settlement and reasonable expenses (including attorneys' fees) in connection with any claim, action or proceeding (whether civil or criminal) against the Executive as a result of the Executive serving as an officer or director of the Corporation or the Partnership, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of the Executive's act of willful misconduct, gross negligence, misappropriation of funds, fraud or breach of this Agreement). This indemnification shall be in addition to, and not in lieu of, any other indemnification the Executive shall be entitled to pursuant to the Corporation's or Partnership's Articles of Incorporation, By-Laws, Agreement of Limited Partnership or otherwise. Following the Executive's termination of employment, the Corporation and the Partnership shall continue to cover the Executive under the then existing director's and officer's insurance, if any, for the period during which the Executive may be subject to potential liability for any claim, action or proceeding (whether civil or criminal) as a result of his service as an officer or director of the Corporation or the Partnership or in any capacity at the request of the Corporation or the Partnership, in or with regard to any other entity, employee benefit plan or enterprise on the same terms such coverage was provided during this Agreement, at the highest level then maintained for any then current or former officer or director.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Cedar Shopping Centers, Inc.

By: /s/ Leo S. Ullman
        Title: Chairman, President, CEO

Cedar Shopping Centers Partnership, L.P.

By:  Cedar Shopping Centers, Inc.,
        General Partner

By: /s/ Leo S. Ullman
        Title: Chairman, President, CEO

/s/ Lawrence E. Kreider, Jr.
Lawrence E. Kreider, Jr.

SCHEDULE A

CEDAR CFO JOB DESCRIPTION

The CFO shall report to the CEO, and, without limitation, shall have responsibility for:

•	Preparation and filing of Company's financial statements, reports and tax returns, in accordance with GAAP, SEC, NYSE, Internal Revenue Code and other applicable state or federal requirements and in compliance with REIT tax requirements.

•	Supervision of financial corporate, property accounting and bookkeeping staff.

•	Preparation of consolidated cash flow budgets and analyses.

•	Preparation, review and monitoring of budgets for properties, joint ventures and the Company.

•	Preparation of supporting materials for FFO guidance, where applicable, and AFFO analysis; forecasting and ability to communicate bases and support for forecasting in the context of potential guidance.

•	Representing the Company as CFO in investor relations matters.

•	Review of financial and financial reporting implications of proposed purchase, sale, joint venture and financing of properties, or of the Company itself, as well as other strategic initiatives and transactions.

•	Review of financial materials sent to Board of Directors.

•	Interactions with Board and Board Committees on financial matters and presentations to the Board.

•	Review of financial aspects of press releases.

•	Review and sign off for certifications under Sarbanes Oxley requirements and on the Company's internal control system.

•	Maintaining compliance with loan agreement and credit facility terms and covenants.

Other considerations and responsibilities include, again, without limitation, the following:

•	To commit to work habits and energy levels equivalent to those of key management personnel in our office.

•	To establish, maintain and manage excellent relationships with investors and analysts.

•	To establish confidence in our numbers with our investors, and both our buy- and sell-side analysts; this, in turn, will require an ability to analyze our performance figures, to have those quickly and comfortably at-hand; and to communicate with investors, analysts and others, effectively both verbally and in writing.

•	To spend the requisite time and effort to become fully familiar with all of our operations and all of our properties, including a level of familiarity with leases, tenancies, properties, competition, and the like.

•	To effectively formulate earnings and cash flow estimates, an understanding of key financial metrics, capital markets experience and specific REIT issues; also, to create effective financial models and projections, return analyses, net asset value computations, and the like.

•	An understanding of FFO, AFFO, FAD and NOI (GAAP and cash) computations; familiarity with accounting treatment of interest, capitalized development and leasing costs, FAS 141 adjustments, and the like.

•	Familiarity with other accounting issues particularly relevant to the real estate business and to the REIT business, including, for example, treatment of various reserves and inter-relationship of reporting requirements with certain tax considerations.

•	Familiarity with, and understanding of, various available equity offerings, debt obligations and line of credit arrangements.

•	To create and make effective presentations to institutional investors, the Audit Committee, the Company's auditors and its Board.

•	To be, and to keep, up-to-date on developments in the REIT world and in the Company's competitive landscape.

•	To fit in our management team; ability to get along; honesty, integrity, reliability, trustworthiness and loyalty; to communicate thoughts and comments effectively; respect for ideas of others, a balance of life in the office and outside the office; suppressed levels of ego and arrogance; ability to work under pressure and to retain equanimity under trying circumstances.

•	Coordination and supervision of MIS, financial public relations, financial, compensation and employee benefit matters, and the like.

•	To build a succession team within his staff.